Exhibit 3.1

CHARTER

OF

CAPSTAR FINANCIAL HOLDINGS, INC.

Under the authority of Section 48-20-101, et. al., of the Tennessee Business Corporation Act, as amended, the undersigned corporation adopts the following Charter:

ARTICLE 1.

NAME

The name of the Corporation is: “CAPSTAR FINANCIAL HOLDINGS, INC.”

ARTICLE 2.

CAPITAL STOCK

(a) The total number of shares of all classes of the capital stock which the Corporation has authority to issue is thirty million (30,000,000) shares, of which twenty five million (25,000,000) shares shall be common stock, of par value of $1.00 per share, and five million (5,000,000) shares shall be preferred stock, of par value of $1.00 per share. Shares of both common and preferred stock shall be given distinguishing designations. All shares of any one series shall have the preferences, limitations, and relative rights identical with those of other shares of the same series. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of common or preferred stock, the designation of such series and preferences, limitations and relative rights of the shares of such series, including the following:

(1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(2) The voting rights, if any, which shares of that series shall have, which may be special, conditional, limited, or otherwise;

(3) The rate of dividends, if any, on the shares of that series, whether dividends shall be payable in cash or in shares of the Corporation’s capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

(4) Whether the shares of that series shall be redeemable; and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable; whether they shall be redeemable at the option of the Corporation, the shareholder or another person; the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates); whether such amount shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events; and whether such amount shall be paid in cash, indebtedness, securities or other property rights, including securities of any other operation;

(5) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms of and amount payable into such sinking fund;

(6) The rights to which the holders of the shares shall be entitled in the event of voluntary or involuntary dissolution or liquidation of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series;

(7) Whether the shares of that series shall be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness, or other property or rights, and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, and whether such rate shall be a designated amount or an amount determined in accordance with a designated formula or by reference to extrinsic data or events; the date or dates upon or after which they shall be convertible or exchangeable; the event or events upon or after which they shall be convertible or exchangeable at the option of the Corporation, the shareholder or another person; and the method (if any) of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar events;

(8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

(9) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Article 2 and to the full extent now or hereafter permitted by the laws of the State of Tennessee.

(b) Before issuing any shares of a series of either common or preferred stock, the Corporation shall deliver to the Secretary of State for filing Articles of Amendment which shall be effective without shareholder action, that set forth: (i) the name of the Corporation; (ii) the text of the amendment determining the terms of the series; (iii) the date it was adopted, and (iv) a statement that the amendment was duly adopted by the Board of Directors.

(c) The shares of both common and preferred stock may be issued from time to time as authorized by the Board of Directors without the approval of the Corporation’s shareholders except to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Corporation. The consideration for the shares shall be cash. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable.

(d) In accordance with the foregoing, a series of 5,000,000 shares of common stock is hereby designated as non-voting common stock (“non-voting common stock”); such shares shall be non-voting, expect as may be required by law, and otherwise shall be identical to and shall have the same rights and privileges as the common stock.

(1) The shares of non-voting common stock shall be convertible into shares of common stock, at the option of the holder thereof, in connection with or as a part of any of the following:

(A) a sale or transfer of the non-voting common stock to the Corporation;

(B) a public offering of the common stock of the Corporation;

(C) a private offering in which the transferee of the non-voting common stock will acquire no more than two percent (2%) of the non-voting common stock being so offered; or

(D) a transaction in which after the completion of such transaction, any person or group owns, directly or indirectly, a majority of the common stock without regard to the transfer of the non-voting common stock.

(2) In order to exercise the conversion privilege, the holder of the shares of non-voting common stock shall surrender the certificate representing such shares at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of non-voting common stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

(3) As promptly as practicable after the surrender by the holder of the certificates for shares of non-voting common stock, the Corporation shall issue and deliver to such holder or on the holder’s written order to the holder’s transferee a certificate or certificates for the whole number of shares of common stock issuable upon conversion.

(4) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of nonvoting common stock were surrendered and notice of conversion was received by the Corporation. The person in whose name or names any certificate or certificates for shares of common stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of common stock represented thereby at such time on such date, and such conversion shall be on a one-for-one basis, subject to appropriate adjustments to reflect any stock split, reverse stock split, stock dividend or similar change in the common stock where there is not a concurrent and equivalent stock split, reverse stock split, stock dividend or similar change in the non-voting common stock. All shares of common stock delivered upon conversion of the non-voting common stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of non-voting common stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the common stock to be issued and delivered pursuant hereto.

(5) The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of common stock as may be required to effect conversions of the non-voting common stock.

(6) Prior to the delivery of any securities that the Corporation is obligated to deliver upon conversion of the non-voting common stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action by the Corporation.

(7) The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of common stock on conversion of the non-voting common stock pursuant hereto. The Corporation shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of common stock in a name other than that of the holder of the non-voting common stock so converted, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the Corporation’s satisfaction that such tax has been paid.

(8) In connection with the conversion of any shares of non-voting common stock, no fractions of shares of common stock shall be issued. In lieu thereof the Corporation shall adjust the number of shares of common stock upwards to the nearest whole number.

(e) In accordance with the foregoing, the following series of preferred stock is hereby designated:

(1) Number and Designation. 1,609,800 shares of the preferred stock of the Corporation shall be designated as Series A Nonvoting Noncumlative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”).

(2) Rank. The Series A Preferred Stock shall, with respect to dividend rights, rank on a parity with, and with respect to rights on liquidation, dissolution and winding-up rank prior to, all classes of the Corporation’s common stock. All equity securities of the Corporation to which the Series A Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise), including the common stock, are collectively the “Junior Securities.” All equity securities of the Corporation with which the Series A Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise) are collectively the “Parity Securities.” The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be.

(c) Dividends. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends to the same extent and on the same basis as, and contemporaneously with, cash dividends as declared by the Board of Directors with respect to shares of common stock. Such dividends on Series A Preferred Stock shall be payable on the same dates for payment of dividends in respect of shares of common stock (each of such dates being a “Dividend Payment Date”) but prior to the payment of any dividends in respect of shares of common stock. Such dividends shall be paid to the holders of record of shares of the Series A Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a record date or dates, which record dates shall be not more than sixty (60) days or less than ten (10) days prior to the respective Dividend Payment Date, as shall be fixed by the Board of Directors. If the Corporation shall at any time after the date of issuance of the Series A Preferred Stock pay any dividend on common stock payable in shares of common stock or effect a subdivision or combination of the outstanding shares of common stock (by reclassification or otherwise) into a greater or lesser number of shares of common stock, then in each such case the cash dividend amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(d) Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, holders of Series A Preferred Stock shall be entitled to receive $10.25 per share of Series A Preferred Stock (the “Liquidation Preference”) plus an amount equal to all dividends declared and unpaid thereon to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on the Series A Preferred Stock and any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and such Parity Securities if all amounts payable thereon were paid in full.

(e) Optional Redemption. The Series A Preferred Stock shall not be redeemable by the Corporation.

(f) Conversion.

(1) Subject to the provision of this paragraph (f), each holder of Series A Preferred Stock has the right, upon and from and after the earlier to occur of (A) a Qualified Public Offering or (B) an Organizers’ Sale, at such holders’ option, to convert any or all outstanding shares (and fractional shares) of Series A Preferred Stock, in whole or in part, at any time and from time to time, into fully paid and non-assessable shares of Non-Voting Common Stock. The number of shares of Non-Voting Common Stock deliverable upon conversion of a share of Series A Preferred Stock, adjusted as provided herein, is the “Conversion Ratio.” The Conversion Ratio shall be a number equal to the Liquidation Preference divided by the Initial Preferred Stock Price. The “Initial Preferred Stock Price” is initially $10.25 subject to adjustment from time to time pursuant to paragraph (g). The Corporation shall provide written notice to the holders of Series A Preferred Stock at least 30 days prior to the occurrence of a Qualified Public Offering or an Organizers’ Sale.

(2) In order to exercise the conversion privilege, the holder of the shares of Series A Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

(3) As promptly as practicable after the surrender by the holder of the certificates for shares of Series A Preferred Stock for conversion pursuant to this paragraph (f), the Corporation shall issue and deliver to such holder or on the holder’s written order to the holder’s transferee a certificate or certificates for the whole number of shares of Non-Voting Common Stock issuable upon conversion.

(4) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock were surrendered and notice of conversion was received by the Corporation. The Person in whose name or names any certificate or certificates for shares of Non- Voting Common Stock are issuable upon such conversion shall be deemed to have become the holder of record of the shares of Non-Voting Common Stock represented thereby at such time on such date, and such conversion shall be into a number of shares of Non-Voting Common Stock equal to the product of the number of shares of Series A Preferred Stock surrendered times the Conversion Ratio in effect at such time on such date. All shares of Non-Voting Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Non-Voting Common Stock to be issued and delivered pursuant to this paragraph (f).

(5) The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Non-Voting Common Stock as may be required to effect conversions of the Series A Preferred Stock.

(6) Prior to the delivery of any securities that the Corporation is obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action by the Corporation.

(7) The Corporation shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Non-Voting Common Stock on conversion of the Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of Non-Voting Common Stock in a name other than that of the holder of the Series A Preferred Stock so converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the Corporation’s satisfaction that such tax has been paid.

(8) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Non-Voting Common Stock shall be issued. In lieu thereof the Corporation shall adjust the number of shares of Non-Voting Common Stock upwards to the nearest whole number.

(g) Anti-Dilution.

(1) If the Corporation at any time after the date of initial issue of the Series A Preferred Stock (A) declares a dividend or makes a distribution on common stock payable in common stock, (B) subdivides or splits the outstanding common stock, (C) combines or reclassifies the outstanding common stock into a smaller number of shares, (D) issues any shares of its capital stock in a reclassification of common stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) or (E) consolidates with, merges with or into or is converted into any other Person, the Initial Preferred Stock Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, conversion, merger or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Stock after such time shall entitle the holders of Series A Preferred Stock to receive the aggregate number of shares of Non-Voting Common Stock or other securities of the Corporation (or shares of any security into which such shares of common stock have been combined, consolidated, converted, merged or reclassified pursuant to paragraphs (g)(1)(C), (g)(1)(D) or (g)(1)(E)) which, if the Series A Preferred Stock had been converted immediately prior to such time, such holder of Series A Preferred Stock would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, conversion, merger or reclassification, assuming such holder of Series A Preferred Stock (i) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization, sale or transfer was made, as the case may be (“constituent Person”), or an affiliate of a constituent Person and (ii) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer (provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer is not the same for each share of common stock held immediately prior to such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer by other than a constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purpose of this paragraph (g) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, conversion, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Such adjustment shall be made successively whenever any event listed above shall occur.

(2) If the Corporation fixes a record date for a distribution to holders of common stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in common stock and for which an adjustment is made pursuant to paragraph (g)(1), the Initial Preferred Stock Price-to be in effect after such record date shall be reduced by the fair market value of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of common stock. Such fair market value shall be determined by the Board of Directors of the Corporation, provided that if the holders of 50% or more of the Series A Preferred Stock object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders of Series A Preferred Stock to determine such fair market value. Such adjustments shall be made successively whenever such a record date is fixed; and, if such distribution is not so made, the Conversion Ratio shall again be adjusted to be the Conversion Ratio which would then be in effect if such record date had not been fixed.

(3) If, at any time as a result of the provisions of this paragraph (g), the holders of the Series A Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Non-Voting Common Stock, the number of such other shares so receivable upon conversion of the Series A Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(4) The Corporation shall provide prompt written notice to the holders of the Series A Preferred Stock of each adjustment pursuant to this paragraph (g), together with a schedule of computation of the adjustment.

(h) Voting Rights.

(1) Holders of record of shares of Series A Preferred Stock are not entitled to any voting rights except as provided in this paragraph (h) or as otherwise provided by Tennessee law.

(2) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock duly called for such purpose:

(a) amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of its Charter or by-laws so as to materially adversely affect the preferences, rights or powers of the Series A Preferred Stock; provided that any such amendment that changes any dividend payable on the Series A Preferred Stock or the Liquidation Preference shall require the written consent of each holder of any shares of Series A Preferred Stock or the affirmative vote of each holder of any shares of Series A Preferred Stock at a meeting of holders of Series A Preferred Stock duly called for such purpose; or

(b) issue any additional shares of Series A Preferred Stock.

(3) In exercising the voting rights set forth in this paragraph (h), each share of Series A Preferred Stock shall have one vote per share, except that when any other preferred shares have the right to vote with the Series A Preferred Stock as a single class on any matter, then each share of Series A Preferred Stock and such other preferred shares.

(i) Reports. So long as any of the Series A Preferred Stock is outstanding, (a) the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission-pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 or (b) if the Corporation is not required to file such reports, the Corporation will furnish the following information to each holder of Series A Preferred Stock:

(1) as soon as practicable and, in any event, within 45 days after the end of each of the first three fiscal quarters, the unaudited consolidated balance sheet of the Corporation and its subsidiaries as at the end of such quarter and the related unaudited statement of operations and cash flow for such quarter and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP,

(2) as soon as practicable and, in any event, within 90 days after the end of each fiscal year, (x) the audited consolidated balance sheet of the Corporation and its subsidiaries as at the end of such fiscal year and the related audited statement of operations and cash flow for such fiscal year, and for the portion of the fiscal year then ended, in each case prepared in accordance with GAAP and certified by a firm of independent public accountants of nationally recognized standing, together with a comparison of the figures in such financial statements with the figures for the previous fiscal year and the figures in the Corporation’s annual operating budget, and (y) any management letters or other correspondence from such accountants; and

(3) as promptly as reasonably practicable, such other information with respect to the Corporation or any of its subsidiaries as may reasonably be requested by any holder of Series A Preferred Stock.

(j) Definitions.

(1) “Organizers” means Dennis C. Bottorff, Toby S. Wilt, L. Earl Bentz, Julie D. Frist, Gregory S. Daily, and James Stephen Turner, Jr.

(2) “Organizers’ Sale” means a transfer or proposed transfer of shares of common stock by one or more of the Organizers and/or Tom Flynn or any of their respective affiliates such that when the number of shares of common stock that is the subject of such transfer or proposed transfer is aggregated with the number of shares of common stock that were the subject of all transfers of shares of common stock by the Organizers and/or Tom Flynn and their respective affiliates prior to such transfer or proposed transfer, the resulting aggregate number of shares of common stock equals or exceeds 20% of the outstanding shares of common stock.

(3) “Non-Voting Common Stock” means the non-voting common stock, par value $1.00 per share, of the Corporation.

(4) “Outstanding” means, when used with reference to shares of stock, issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

(5) “Person” means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

(6) “Public Offering” means an underwritten public offering of any capital stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

(7) “Qualified Public Offering” means a firm commitment underwritten Public Offering of a number of shares of common stock that either (i) represents at least 20% of the shares of common stock issued and outstanding (after giving effect to such Public Offering) or (ii) when taken together with prior Public Offerings of shares of common stock, results in at least 20% in aggregate of the shares of common stock issued and outstanding (after giving effect to such Public Offering) having been publicly offered in such Public Offerings.

(8) “common stock,” if given no distinguishing designation, means common stock, par value $1.00 per share, and contains all of the fundamental rights of capital stock contemplated by Section 48-16-103 of the Tennessee Business Corporation Act.

(9) “series” means a series of common stock or preferred stock with the designation, limitations and rights fixed by the Board of Directors.

ARTICLE 3.

REGISTERED OFFICE; REGISTERED AGENT

The name and address of the initial Registered Office of the Corporation is 201 4th Avenue North, Suite 950, in the City of Nashville, the County of Davidson, in the State of Tennessee, 37219, and the Registered Agent of the Corporation shall be Claire W. Tucker.

ARTICLE 4.

INCORPORATOR

The name and address of the incorporator are:

Richard T. Hills, Esq.

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

ARTICLE 5.

PRINCIPAL OFFICE

The mailing address of the principal office of the corporation is 201 4th Avenue North, Suite 950, in the City of Nashville, the County of Davidson, in the State of Tennessee, 37219.

ARTICLE 6.

PURPOSE

The Corporation is for profit.

ARTICLE 7.

BOARD OF DIRECTORS

The Corporation shall be under the direction of a Board of Directors. The authorized number of Directors shall not be fewer than five (5) nor more than twenty-five (25) except when a greater number may be approved by operation of law. The Bylaws of the Bank may, but are not required to, establish staggered terms for Directors consistent with the law of the State of Tennessee.

ARTICLE 8.

BYLAWS; NUMBER OF DIRECTORS

A. Except as provided in paragraph B of this Article 8, the Board of Directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

B. Notwithstanding paragraph A of this Article 8, any amendment of the bylaws of the Corporation establishing or changing the number of directors within the range provided for in the bylaws, or establishing or changing the range itself, shall require the affirmative vote of two-thirds (2/3) of all directors then in office or the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

ARTICLE 9.

REMOVAL OF DIRECTORS

The Shareholders of the Corporation may remove one (1) or more Directors with or without cause. Any or all of the Directors may be removed for cause by a vote of a majority of the entire Board of Directors. A Director may be removed by the Shareholders or Directors only at a meeting called for the purpose of removing the Director, and the meeting notice must state that the purpose or one of the purposes, of the meeting is removal of Directors.

ARTICLE 10.

LIABILITY OF DIRECTORS

A. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal of modification of this Article 8 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B. Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 10 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

ARTICLE 11.

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of the Tennessee Business Corporation Act, as the same may be amended and supplemented, indemnify its directors and officers, and may indemnify all other persons whom it shall have power to indemnify under the Act from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Act. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ARTICLE 12.

APPROVAL OF BUSINESS TRANSACTIONS

A. In any case in which the Tennessee Business Corporation Act or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of the assets of the Corporation to any other corporation, person or other entity, approval of such transaction shall require either:

1. the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or

2. the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

B. The Board of Directors shall have the power to determine for the purposes of this Article 12, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

C. Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 12 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

ARTICLE 13.

FACTORS CONSIDERED IN BUSINESS TRANSACTIONS

A. The Board of Directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or consolidate any other corporation with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then-estimate of the future value of the Corporation as an independent entity.

B. Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 13 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

ARTICLE 14.

SAVINGS CLAUSE

Should any provision of this Charter, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Charter shall remain valid and fully enforceable.

ARTICLE 15.

EFFECTIVE DATE

The Charter is to be effective upon filing with the Secretary of State of Tennessee.

/s/ Richard T. Hills
Richard Hills, Incorporator

Dated: December 1, 2015